DEPOSITOR CERTIFICATION

Re:
Morgan Stanley Capital I Inc. Trust 2005-IQ9 (the “Trust”), Commercial Mortgage Pass-Through Certificates, Series 2005-IQ9, issued pursuant to the Pooling and Servicing Agreement, dated as of February 24, 2005 (the “Pooling and Servicing Agreement”), among Morgan Stanley Capital I Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as general master servicer (the “General Master Servicer”), Midland Loan Services, Inc., as general special servicer (the “General Special Servicer”), NCB, FSB, as master servicer with respect to the NCB Loans only (the “NCB Master Servicer”), National Consumer Cooperative Bank, as special servicer with respect to the Co-op Mortgage Loans only (the “NCB Special Servicer”), LaSalle Bank National Association, as trustee, paying agent and certificate registrar (the “Trustee”) and ABN AMRO Bank N.V., as fiscal agent.

  I, Gail McDonnell, certify that:

1.  I have reviewed this annual report on Form 10-K (the “Annual Report”), and all reports on Form 8-K containing distribution or servicing reports collectively with this Annual Report, the “Reports” filed in respect of periods included in the year covered by this Annual Report, of the Trust;

2.  Based on my knowledge, the information in these Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this Annual Report;

3.  Based on my knowledge, the distribution or servicing information required to be provided to the Trustee by the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer under the Pooling and Servicing Agreement, for inclusion in these Reports is included in these Reports;

4.  Based on my knowledge and upon the annual compliance statement included in this Annual Report and required to be delivered to the Trustee in accordance with the terms of the Pooling and Servicing Agreement, and except as disclosed in the Reports, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer have fulfilled their obligations under the Pooling and Servicing Agreement; and

5.  The Reports disclose all significant deficiencies relating to the General Master Servicer’s, the NCB Master Servicer’s, the General Special Servicer’s and the NCB Special Servicer’s compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Pooling and Servicing Agreement, that is included in these Reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the Trustee and the other servicers of the mortgage loans included in the Trust.

Date: March 30, 2006

By: /s/ Gail McDonnell
Name: Gail McDonnell
Title: President
Morgan Stanley Capital I Inc.